Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Home BancShares, Inc.
Conway, Arkansas
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-136645, 333-148763 and 333-151843) and Forms S-3 (Nos. 333-157165, 333-161198 and 333-164341) of our report dated October 15, 2010, on our audit of the combined statement of assets acquired and liabilities assumed by Centennial Bank (a wholly owned subsidiary of Home BancShares, Inc.) pursuant to the purchase and assumption agreements dated July 30, 2010, and included in this Form 8-K/A.

/s/ BKD, llp

Little Rock, Arkansas
October 15, 2010